Exhibit 99.1

                           Newkirk Realty Trust, Inc.

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4680

                           NEWKIRK REALTY TRUST, INC.
 ENTERS INTO FIVE YEAR LEASE WITH DIRECTV, INC FOR 205,000 SQUARE FEET OF SPACE

      FOR IMMEDIATE RELEASE - BOSTON, November 27 /PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT), through its operating partnership, The Newkirk Master Limited Partnership (the "Operating Partnership"), has entered into a new five year lease with DirecTV, Inc. for 205,000 square feet of space at its El Segundo, California property. DirecTV, which presently occupies the space as a subtenant of Raytheon, houses its corporate headquarters at the property. The new five year lease commences in January 2009 upon the expiration of the current Raytheon lease and provides for annual rent of approximately $2,741,000 with annual 2% increases. With this new lease, the entire 550,000 square feet of office space at this property in leased through 2013, with 345,000 square feet being leased through 2018.

      In conjunction with the entering into of the lease, the first mortgage encumbering this property was refinanced with a new $55 million mortgage loan which bears interest at 5.675% and matures on December 5, 2016. The loan requires monthly payments based on a 30 year amortization schedule ($318,350 per month). The Operating Partnership holds a 53% interest in this property.


      Newkirk Realty Trust, Inc. is a qualified real estate investment trust or REIT. Through our subsidiaries and joint ventures, we acquire, own, and manage a portfolio of office, retail, and industrial properties. . Our executive offices are located in Jericho, New York and Boston, Massachusetts. Please visit our web site at www.newkirkreit.com for additional information relating to our properties and tenants.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports including the annual report on Form 10-K for the year ended December 31, 2005. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.newkirkreit.com or at the SEC website www.sec.gov.